Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact: James C. Hagan, President & CEO Leo R. Sagan, Jr., CFO 413-568-1911

Westfield Financial, Inc. Declares Regular and Special Dividends and Reports

Results for the Quarter Ended March 31, 2009

Westfield, Massachusetts, April 29, 2009: Westfield Financial, Inc. (the “Company”) (NASDAQ:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.2 million for the quarter ended March 31, 2009, compared to $1.9 million for the same period in 2008. This represents earnings of $0.04 per basic and diluted share for the quarter ended March 31, 2009, compared to $0.06 per basic and diluted share for the same period in 2008. The decrease in earnings was primarily the result of increases in the provision for loan losses and noninterest expense, partially offset by an increase in net interest and dividend income and noninterest income.

The provision for loan losses was $1.2 million for the three months ended March 31, 2009 compared to $175,000 for the same period in 2008. The primary reasons for the increase in the provision for loan losses were an increase in loan charge-offs, primarily pertaining to a manufacturing commercial loan relationship, and the continued weakening of the national and local economy.

For the three months ended March 31, 2009, noninterest expense was $6.4 million compared to $5.8 million for the same period in 2008. This was primarily due to an increase of $499,000 in salaries and benefits, which were $4.1 million for the three months ended March 31, 2009. The increase in salaries and benefits for the three months ended March 31, 2009 was primarily the result of an increase of $226,000 in share-based compensation and $178,000 related to the defined benefit pension plan due to a decline in the value of assets held by the plan.

Net interest income was $8.0 million for the three months ended March 31, 2009 and $7.7 million for the same period in 2008. The increase in net interest income was mainly due to a $37.4 million increase in average earning assets. The net interest margin, on a tax equivalent basis, was 3.17% for the three months ended March 31, 2009, compared to 3.16% for the same period in 2008.

Noninterest income increased $274,000 to $1.1 million for the three months ended March 31, 2009, compared to the same period in 2008. This was primarily the result of an increase of $151,000 in fees received from the third party mortgage program. Westfield Bank experienced an increase in mortgage referrals due to a decrease in interest rates. In addition, income from bank-owned life insurance (“BOLI”) increased $32,000 as a result of higher balances in BOLI.

Balance Sheet Growth

Total assets increased $16.6 million to $1.1 billion at March 31, 2009. Investment securities increased $44.9 million to $550.6 million at March 31, 2009 from $505.8 million at December 31, 2008. The increase in investment securities was the result of reinvesting funds from short-term borrowings and long-term debt as discussed below.

Net loans decreased by $6.5 million to $465.6 million at March 31, 2009 from $472.1 million at December 31, 2008. This was the result of decreases in commercial and industrial loans and commercial real estate loans, partially offset by an increase in residential real estate loans. Commercial and industrial loans decreased $6.2 million to $147.7 million at March 31, 2009 from $153.9 million at December 31, 2008. Commercial real estate loans decreased $3.6 million to $220.3 million at March 31, 2009 from $223.9 at December 31, 2008. Residential real estate loans increased $2.1 million to $100.5 million at March 31, 2009. The decrease in commercial real estate loans and commercial and industrial loans was primarily the result of customers decreasing their balances on lines of credit, a $2.6 million charge-off pertaining to a manufacturing commercial loan relationship, and normal loan payments and payoffs.

Short-term borrowings and long-term debt increased $23.1 million to total $246.3 million at March 31, 2009. This was primarily due to $20.5 million in new long-term debt, in the form of securities sold under repurchase agreements and Federal Home Loan Bank advances, at March 31, 2009. The slope of the yield curve provided opportunities to earn a more advantageous spread by borrowing funds and reinvesting in loans and securities.

Total deposits increased $12.8 million to $600.8 million at March 31, 2009 from $588.0 million at December 31, 2008. The increase in deposits was due to an increase in regular savings and time deposit accounts. Regular savings accounts increased $8.1 million to $76.2 million, primarily due to an account which pays a higher interest rate than comparable products. Time deposit accounts increased $6.8 million to $334.4 million at March 31, 2009.

Stockholders’ equity at March 31, 2009 and December 31, 2008 was $262.5 million and $259.9 million, respectively, which represented 23.3% of total assets as of March 31, 2009 and 23.4% of total assets as of December 31, 2008. The change in stockholders’ equity is comprised of a $3.3 million increase in other comprehensive income, net income of $1.2 million for the three months ended March 31, 2009 and the issuance of 59,721 shares of common stock amounting to $574,000 in connection with stock option exercises. This was partially offset by the repurchase of 172,397 shares for $1.6 million related to the stock repurchase plan and a dividend amounting to $1.5 million declared on January 27, 2009.

As previously reported, the Board of Directors voted to authorize the commencement of a repurchase program on January 22, 2008 authorizing the Company to repurchase up to 3,194,000 shares, or ten percent of its outstanding shares of common stock. At March 31, 2009, the Company had repurchased a total of 1,211,418 shares pursuant to this program.

Credit Quality

Nonperforming loans decreased $3.0 million to $5.8 million at March 31, 2009 compared to $8.8 million at December 31, 2008. This represented 1.22% of total loans at March 31, 2009 and 1.83% of total loans at December 31, 2008. The decrease was the result the charge off of $2.6 million in nonperforming loans related to a manufacturing commercial loan relationship.

The allowance for loan losses was $7.3 million at March 31, 2009 and $8.8 million at December 31, 2008. This represents 1.54% of total loans at March 31, 2009 and 1.83% of total loans at December 31, 2008. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 126% at March 31, 2009 and 100% at December 31, 2008. At December 31, 2008, the allowance for loan losses included a specific valuation allowance of $2.1 million related to a manufacturing commercial loan relationship. This amount was charged off at March 31, 2009 and contributed to the decrease in the allowance for loan losses and the allowance for loan losses as a percent of total loans.

Declaration of Regular and Special Dividends

James C. Hagan, Chief Executive Officer stated, “On April 28, 2009, the Board of Directors declared a regular cash dividend of $0.05 per share and a special cash dividend of $0.15 per share. Both the regular and special dividends are payable on May 27, 2009 to all shareholders of record on May 13, 2009.” Mr. Hagan added, “Westfield Financial’s capital position, core earnings and net interest margin remained strong during the first quarter. The earnings pressure we experienced in the first quarter was primarily due to circumstances surrounding one loan relationship.”

The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES

Selected Consolidated Statement of Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

INTEREST AND DIVIDEND INCOME:
Loans	$ 6,458	$ 6,738
Investment securities	6,640	6,816
Short-term investments	4	215
Total interest and dividend income	13,102	13,769

INTEREST EXPENSE:
Deposits	3,275	4,341
Short-term borrowings	98	318
Long-term debt	1,711	1,402
Total interest expense	5,084	6,061

Net interest and dividend income	8,018	7,708

PROVISION FOR LOAN LOSSES	1,150	175

Net interest and dividend income after provision for loan losses	6,868	7,533

NONINTEREST INCOME:
Income from bank-owned life insurance	351	319
Service charges and fees	709	556
Loss on disposition of premises and equipment, net	(8)	-
Gain (loss) on sales of securities, net	87	300
Other-than-temporary impairment of securities	-	(310)
Total noninterest income	1,139	865

NONINTEREST EXPENSE:
Salaries and employees benefits	4,107	3,608
Occupancy	649	603
Professional fees	401	474
Computer operations	437	435
Stationery, supplies and postage	97	125
Other	717	539
Total noninterest expense	6,408	5,784

INCOME BEFORE INCOME TAXES	1,599	2,614

INCOME TAXES	394	753
NET INCOME	$ 1,205	$ 1,861

Basic earnings per share	$ 0.04	$ 0.06

Average shares outstanding (1)	29,685,701	30,060,311

Diluted earnings per share	$ 0.04	$ 0.06

Diluted average shares outstanding (1)	29,970,633	30,531,934

Other Data:
Return on Average Assets (2)	0.52%	0.71%

Return on Average Equity (2)	2.21	2.62

Net Interest Margin (3)	3.17	3.16

(1)

Weighted-average shares outstanding for 2008 have been adjusted retrospectively for restricted shares that were determined to be "participating" in accordance with Financial Accounting Standards Board Staff Position EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Tansactions Are Participating Securities."

(2)	Three month results have been annualized.
(3)	Net interest margin is calculated on a tax equivalent basis.

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES

Selected Consolidated Balance Sheet and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31, 2009	December 31, 2008

Cash and cash equivalents	$ 35,741	$ 56,533

Securities held to maturity, at cost	279,175	247,635
Securities available for sale, at fair value	271,455	258,143
Federal Home Loan Bank of Boston and other restricted stock - at cost	9,093	8,456

Loans	472,904	480,931
Allowance for loan losses	7,276	8,796
Net loans	465,628	472,135

Bank-owned life insurance	36,451	36,100

Other assets	28,190	30,054

TOTAL ASSETS	$1,125,733	$1,109,056

Total deposits	$ 600,807	$ 588,029

Short-term borrowings	52,474	49,824
Long-term debt	193,800	173,300
Due to broker	5,000	27,603
Other liabilities	11,113	10,381

TOTAL LIABILITIES	863,194	849,137

TOTAL STOCKHOLDERS' EQUITY	262,539	259,919

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,125,733	$1,109,056

Book value per share	$ 8.42	$ 8.30

Other Data:
Nonperforming loans	$ 5,756	$ 8,805

Nonperforming loans as a percentage of total assets	0.51%	0.79%

Nonperforming loans as a percentage of total loans	1.22	1.83

Allowance for loan losses as a percentage of nonperforming loans	126.00	100.00

Allowance for loan losses as a percentage of total loans	1.54	1.83